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                      [LETTERHEAD OF KATTEN MUCHIN ZAVIS]


                                                                       EXHIBIT 5

July 3, 2000


Lante Corporation
161 North Clark Street
Suite 4900
Chicago, Illinois 60601


Ladies and Gentlemen:

We have acted as counsel for Lante Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration for sale under the Securities Act of 1933, as amended, of a total of 15,800,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), which may be issued pursuant to the Lante Corporation 1998 Amended and Restated Stock Option Plan (the "Stock Option Plan"), the Lante Corporation 2000 Stock Purchase Plan (the "Stock Purchase Plan") (the Stock Option Plan and the Stock Purchase Plan are collectively referred to herein as the "Plans"), and the 2,400,000 shares previously issued pursuant to the Employment Agreement between the Company and C. Rudy Puryear dated June 16, 1999 (the "Employment Agreement").

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

     1.   The Registration Statement;

     2.   The Amended and Restated Certificate of Incorporation of the Company;

     3.   The Amended By-laws of the Company;

     4. Resolutions duly adopted by the Board of Directors of the Company relating to the Plans;

     5.   The Plans;

     6. Resolutions duly adopted by the Board of Directors of the Company related to the Employment Agreement;
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     7.   The Employment Agreement;

     8. Certificates of public officials, certificates of officers, representatives and agents of the Company, and we have assumed that all of the representations contained therein are accurate and complete; and

     9. Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have further assumed that all natural persons involved in the transactions contemplated by the Registration Statement (the "Offering") have sufficient legal capacity to enter into and perform their respective obligations and to carry out their roles in the Offering.

Based upon the foregoing, we are of the opinion that: (i) the 15,800,000 shares of Common Stock issuable under the Plans, when issued and delivered by the Company in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable securities of the Company; and (ii) the 2,400,000 shares of Common Stock previously issued under the Employment Agreement are validly issued, fully paid and nonassessable securities of the Company.

We hereby consent to the use of this opinion for filing as Exhibit 5 to the Registration Statement.


Very truly yours,

/s/  Katten Muchin Zavis

KATTEN MUCHIN ZAVIS